Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
CHELSEA THERAPEUTICS INTERNATIONAL, LTD.
at
$6.44 net per share, plus one non-transferable contingent value right for each share, which represents the contractual right to receive a cash payment of up to $1.50 per share upon the achievement of certain sales milestones, pursuant to the Offer to Purchase dated May 23, 2014 by
CHARLIE ACQUISITION CORP.
a wholly-owned indirect subsidiary of
H. LUNDBECK A/S

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JUNE 20, 2014 (ONE MINUTE AFTER 11:59 P.M.,
NEW YORK CITY TIME, ON JUNE 20, 2014), UNLESS THE OFFER IS EXTENDED.

May 23, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Charlie Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned indirect subsidiary of H. Lundbeck A/S, a Danish corporation (“Lundbeck”), to act as dealer manager in connection with Purchaser’s offer to purchase (the “Offer”) all the issued and outstanding shares of common stock of Chelsea Therapeutics International, Ltd., a Delaware corporation (“Chelsea”), par value $0.0001 per share (the “Shares”), for (a) $6.44 per Share, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement (as defined below), the “Cash Consideration”), plus (b) one non-transferable contingent value right (“CVR”) per Share, which represents the contractual right to receive a cash payment of up to $1.50 per Share upon the achievement of certain sales milestones (the Cash Consideration plus one CVR, collectively, the “Offer Consideration”), in each case subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 23, 2014 (the “Offer to Purchase”), and in the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. Chelsea’s Solicitation/Recommendation Statement on Schedule 14D-9;

3. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with Internal Revenue Service Form W-9 providing information relating to backup withholding of U.S. federal income tax;

4. A Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) before the Offer expires;

5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to the Depositary for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, on June 20, 2014 (one minute after 11:59 p.m., New York City time, on June 20, 2014), unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 21, 2014.

This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 7, 2014 (as it may be amended from time to time, the “Merger Agreement”), by and among Lundbeck, Purchaser and Chelsea. Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Chelsea (the “Merger” and together with the Offer, the “Transactions”), with Chelsea continuing as the surviving corporation in the Merger and a wholly-owned indirect subsidiary of Lundbeck. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned (i) by Lundbeck, Purchaser, Chelsea (or held in Chelsea’s treasury) or by any direct or indirect wholly-owned subsidiary of Lundbeck, Purchaser or Chelsea, all of which will be cancelled without any conversion thereof or consideration paid therefor, or (ii) by any stockholder of Chelsea who is entitled to demand and properly demands appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be cancelled and converted into the right to receive the Offer Consideration. Under no circumstances will interest be paid on the Offer Consideration for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

THE CHELSEA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
CHELSEA’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR
SHARES PURSUANT TO THE OFFER.

The Board of Directors of Chelsea has unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of the Merger Agreement by Chelsea and the transactions contemplated thereby, (ii) approving and declaring advisable the Merger Agreement, the Transactions and the other transactions contemplated thereby, (iii) determining that the Merger Agreement, the Transactions and the other transactions contemplated thereby, on the terms and subject to the conditions of the Merger Agreement, are fair to and in the best interests of Chelsea and its stockholders, (iv) resolving that the Merger Agreement and the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the consummation of the Offer and (v) recommending that Chelsea’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

For Shares to be validly tendered pursuant to the Offer, (a) the following must be received by the Depositary at one of its addresses set forth herein before the Offer expires: (i) if the Shares being tendered are evidenced by certificates, (A) the Letter of Transmittal, properly completed and duly executed, (B) Share Certificates evidencing such Shares, in proper form for transfer, and (C) any other documents required by the Letter of Transmittal, (ii) if the Shares being tendered are uncertificated and are held in book-entry form on the books of Chelsea’s transfer agent, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (iii) if the Shares are being tendered by book-entry transfer, (A) a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase), (B) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined in Section 2 of the Offer to Purchase) and (C) any other documents required by the Letter of Transmittal or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Manager and Innisfree M&A Incorporated (the “Information Agent”) as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Moelis & Company LLC

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, Lundbeck, Moelis & Company LLC, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.